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                                    EXHIBIT 4
                 AGREEMENT TO EXTEND REVOLVING CREDIT AGREEMENT


                                  May 20, 1998


Ms. Paula DiPonzio Regan
The Bank of New York
One Wall Street - 8th Floor
New York, New York 10286

Mr. Robert Friend
The Huntington National Bank
41 South High Street - HC 0810
Columbus, Ohio 43287

Mr. Daniel Pienta
NBD Bank
611 Woodward Avenue - 2nd Floor
Detroit, Michigan 48226

        Re: R. G. Barry Corporation, Revolving Credit Agreement Extension


Dear Paula, Bob, and Dan:

Enclosed please find the Company's 1998 Annual Operating Plan, and a copy of the Company's 1997 Shareholders Report which includes the results from 1997. Once you have had an opportunity to review the report, we can discuss any questions you may have.

As you know, the Revolving Credit Agreement between The Bank of New York, The Huntington National Bank, and NBD Bank, (the "Bank" or "Banks") dated as of February 28, 1996 (the "Agreement"), currently extends through December 31, 1999, having been extended one year ago.

In Section 4.11, the Agreement provides for the Company to request an extension of the Termination Date and the Commitments for periods of one year, by making a request following delivery of annual financial statements and the Company's plan for the current year. We are obviously interested in extending the term of the Agreement.

                               Page 11 of 14 pages
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The Bank of New York
The Huntington National Bank
NBD Bank
May 20, 1998
Page 2


Please consider this letter as the Company's formal request to an extension of the Agreement through December 31, 2000, under the same terms and conditions as outlined in the Agreement. Kindly acknowledge your Bank's consent to the extension of the Agreement to December 31, 2000, by signing your name at the appropriate location below and returning one copy of this letter to my attention. Once I receive copies from each of the Banks, I will circulate originals so that we each have a fully executed set.


Sincerely,

R. G. BARRY CORPORATION

/s/ Michael Krasnoff

Michael S. Krasnoff
Vice President and Assistant Treasurer

/msk

Enclosures


By signing below, each Bank agrees to the extension of the Agreement through December 31, 2000, as provided by the Agreement. All other terms of the Agreement shall remain in force and unchanged by this extension.

Acknowledged and Agreed:

/s/ Paula Regan                                            7/15/98
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The Bank of New York, by Ms. Paula DiPonzio Regan            date


/s/ R. H. Friend                                           7/10/98
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The Huntington National Bank, by Mr. Robert Friend           date


/s/ D. J. Pienta                                           7/20/98
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NBD Bank, by Mr. Daniel Pienta                               date

                               Page 12 of 14 pages